                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the

                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[   ] Preliminary Proxy Statement                 [   ] Confidential, For Use of the
[ X ] Definitive Proxy Statement                        Commission Only (as permitted
[   ] Definitive Additional Materials                   by Rule 14a-6(e)(2))
[   ] Soliciting Material Pursuant to
      Section 240.14a-12

                              MESA AIR GROUP, INC.

                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)    Title of each class of securities to which transaction applies:

2)    Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)    Proposed maximum aggregate value of transaction:

5)    Total fee paid:



[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)    Amount previously paid:

2)    Form, Schedule or Registration Statement No.:

3)    Filing Party:

4)    Date Filed:

                              MESA AIR GROUP, INC.
                              410 NORTH 44TH STREET
                             PHOENIX, ARIZONA 85008

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON APRIL 5, 2001

To Our Shareholders:

         The 2001 Annual Meeting of Shareholders of MESA AIR GROUP, INC., a Nevada corporation (the "Company"), will be held at the Phoenix Airport Marriott, 1101 North 44th Street, Phoenix, Arizona, on April 5, 2001, at 10:00 a.m., Arizona Time, for the following purposes:

         1. To elect seven (7) directors to serve for a one-year term;

         2. To amend the Company's Outside Directors' Stock Option Plan (the "Outside Directors' Option Plan") to increase the aggregate number of shares available for issuance thereunder from 150,000 to 275,000;

         3. To amend the Company's Key Officer Stock Option Plan to extend the duration of the plan and to allow certain options on unpurchased shares to be reissued.

         4. To consider a proposal introduced by a shareholder to adopt cumulative voting;

         5. To consider a proposal introduced by a shareholder to adopt confidential shareholder voting;

         6. To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company; and

         7. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. Management is presently aware of no other business to come before the meeting.

         The Board of Directors has fixed the close of business on February 28, 2001, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. Shares of Common Stock may be voted at the meeting only if the holder is present at the meeting in person or by valid proxy. A copy of the Company's 2000 Annual Report, which includes audited financial statements, was mailed with this Notice and Proxy Statement to all shareholders of record on the Record Date.

         Management of the Company cordially invites you to attend the Annual Meeting. Your attention is directed to the attached Proxy Statement for a discussion of the foregoing proposals and the reasons why the Board of Directors encourages you to vote for approval of proposals 1-3 and 6, and against proposals 4 and 5.

                              By Order of the Board of Directors

                              Jonathan G. Ornstein, Chairman of the Board and Chief Executive Officer



                            ------------------------

IMPORTANT: IT IS IMPORTANT THAT YOUR SHAREHOLDINGS BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                            ------------------------

                              MESA AIR GROUP, INC.
                              410 NORTH 44TH STREET
                             PHOENIX, ARIZONA 85008

                          -----------------------------

                                 PROXY STATEMENT

                          -----------------------------


         This Proxy Statement is being furnished to shareholders of MESA AIR GROUP, INC., a Nevada corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the 2001 Annual Meeting of Shareholders of the Company to be held on April 5, 2001, at 10:00 a.m., Arizona Time, at the Phoenix Airport Marriott, 1101 North 44th Street, Phoenix, Arizona, and any adjournment or postponement thereof (the "Annual Meeting"). A copy of the Notice of the Meeting accompanies this Proxy Statement. This Proxy Statement and the accompanying form of Proxy Card are being mailed on or about March 6, 2001.

SOLICITATION AND VOTING OF PROXIES

         Only shareholders of record at the close of business on February 28, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On the Record Date, 31,921,001 shares of common stock, no par value per share (the "Common Stock"), were issued and outstanding.

         Each shareholder present at the Annual Meeting, either in person or by proxy, will be entitled to one vote for each share of Common Stock held of record on the Record Date on each matter of business to be considered at the Annual Meeting. The seven (7) nominees receiving a plurality of votes by shares represented and entitled to vote at the Annual Meeting, if a quorum is present, will be elected as directors of the Company.

         All valid proxies received before the Annual Meeting and not revoked will be exercised. All shares represented by proxy will be voted, and where a shareholder specifies by means of his, her or its proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If no specification is indicated and authority to vote is not specifically withheld, the shares will be voted (i) "for" the election of the persons named in the proxy to serve as Directors; (ii) "for" the proposal to amend the Company's Outside Directors' Stock Option Plan (the "Outside Directors' Option Plan") to increase the aggregate number of shares available for issuance thereunder from 150,000 to 275,000, (iii) "for" a proposal to amend the Company's Key Officer Option Plan to extend the duration of the plan and further authorize unused options under the plan be granted to the Chief Executive Officer over the next two years, (iv) "against" the shareholder proposal to adopt cumulative voting, (v) "against" the shareholder proposal to adopt confidential shareholder voting, and (vi) "for" the ratification of Deloitte & Touche LLP ("Deloitte & Touche") as the independent auditors of the Company. Abstentions and broker non-votes will be included in the determination of the number of shares represented for a quorum and have the same effect as "no" votes in determining whether the proposals are approved. Proxies may be revoked at any time prior to the time they are voted by: (a) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; or (b) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or (c) attending the meeting and voting in person, provided that the shareholder notifies the Secretary of the meeting of his or her intention to vote in person at any time prior to the voting of the proxy. In order to vote their shares in person at the meeting, shareholders who own their shares in "street name" must obtain a special proxy card from their broker.

         The cost of soliciting proxies, including the cost of preparing and mailing the Notice and Proxy Statement, will be paid by the Company. Solicitation will be primarily by mailing this Proxy Statement to all shareholders entitled to vote at the meeting. Proxies may be solicited by officers and directors of the Company personally or by telephone or facsimile, without additional compensation. The Company may reimburse brokers, banks and others holding shares in their names for others for the cost of forwarding proxy materials and obtaining proxies from beneficial owners.

         The Board of Directors does not know of any matters other than the election of directors, the two proposed amendments to the Company's stock option plans, the two shareholder proposals, and the ratification of independent auditors that are expected to be presented for consideration at the Annual Meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

GENERAL INFORMATION

         The Company's current directors are Jonathan G. Ornstein, Daniel J. Altobello, Herbert A. Denton, General Ronald R. Fogleman, Maurice A. Parker, George (Peter) Murnane, III and James E. Swigart. Their terms expire upon the election and qualification of their successors at the Annual Meeting. The Board of Directors has nominated each of these current directors as nominees for election as directors in the election to be held at the Annual Meeting. Subsequent to the end of the 2000 fiscal year, Mr. Paul R. Madden and Mr. Jack Braly, both long time associates of the Company and members of its Board, elected to retire from the Board and will not stand for reelection.

         The Board of Directors intends to vote its proxies for the election of its nominees, for a term to expire at the Company's 2002 Annual Meeting.

         If any nominee should become unavailable for any reason, which the Board of Directors does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the present membership of the Board to the number of nominees available. The information concerning the nominees and their share holdings in the Company has been furnished by them to the Company.

INFORMATION CONCERNING DIRECTORS, NOMINEES AND OFFICERS

         The following table sets forth information regarding the officers and directors of the Company, including biographical data for at least the last five years.

                 NAME                    AGE                           POSITION
                 ----                    ---                           --------
Jonathan G. Ornstein................     43       Chairman, Director and Chief Executive Officer
Daniel J. Altobello.................     60       Director
Herbert A. Denton...................     53       Director
Ronald A. Fogleman..................     59       Director
Maurice A. Parker...................     55       Director
George Murnane III..................     43       Director
James E. Swigart....................     49       Director
Michael J. Lotz.....................     41       President and Chief Operating Officer
Robert B. Stone.....................     44       Chief Financial Officer and Treasurer
Brian S. Gillman....................     31       Vice President, General Counsel and Secretary
Jeff P. Poeschl.....................     35       Vice President of Finance
William P. Kostel...................     37       Vice President of Planning
Michael Ferverda....................     56       Senior Vice President of Flight Operations

------------------

DIRECTORS

         Biographical information regarding the Company's directors is set forth below.

         Jonathan G. Ornstein became a director on January 29, 1998 and was appointed to the Executive Committee on March 13, 1998. Mr. Ornstein was appointed President and Chief Executive Officer of The Company effective May 1, 1998. Mr. Ornstein assumed the role of Chairman of the Board on June 9, 1999. On June 21, 2000, Mr. Ornstein relinquished his position as President of the Company. From April 1996 to his joining the Company as Chief Executive Officer, Mr. Ornstein served as President and Chief Executive Officer and Chairman of Virgin Express S.A./N.V., a European airline. From 1995 to April 1996, Mr. Ornstein served as Chief Executive Officer of Virgin Express Holdings, plc. Mr. Ornstein joined Continental Express Airlines, Inc., as President and Chief Executive Officer in July 1994 and, in November 1994, was named Senior Vice President, Airport Services at Continental Airlines, Inc. Mr. Ornstein was previously employed by the Company from 1988 to 1994, as Executive Vice President and as President of the Company's WestAir Holding, Inc., subsidiary. Mr. Ornstein is the controlling shareholder of Barlow Management, Inc., the general partner of Barlow Partners II, L.P., an investment partnership. Mr. Ornstein's employment agreement provides that the Company will use its good-faith efforts to cause the Board to include Mr. Ornstein among its nominees and to appoint him as Chief Executive Officer through March 31, 2001. Mr. Ornstein is currently Chairman of Europe by Air, Inc., a travel marketing and distribution company.

         Daniel J. Altobello has served as a director of the Company since January 29, 1998. Mr. Altobello is the retired Chairman, and a director of Onex Food Services, Inc., the parent corporation of Caterair International, Inc., and LSG/ SKY Chefs. From 1989 to 1995, Mr.

Altobello served as Chairman, President and Chief Executive Officer of Caterair International Corporation. From 1979 to 1989, he held various managerial positions with the food service management and in-flight catering divisions of Marriott Corporation, including Executive Vice President of Marriott Corporation and President, Marriott Airport Operations Group. Mr. Altobello began his management career at Georgetown University as Vice President of Administration Services. He is a member of the board of directors of American Management Systems, Inc., Colorado Prime Foods, Care First, Inc., Care First of Maryland, Inc., World Airways, Inc., First Union Realty Trust, Friedman, Billings and Ramsey Group, Inc. and SodexhoMarriott, Inc. He is a trustee of Loyola Foundation, Inc., Mt. Holyoke College, Suburban Hospital Foundation, Inc. and the Woodstock Theological Center at Georgetown University.

         Herbert A. Denton has been a director of the Company since January 29, 1998, and a member of the Executive Committee since February 3, 1998. Mr. Denton is the President of Providence Capital Inc., an investment-banking firm he co-founded in 1991. He also serves on the Board of Directors of Baldwin Piano and Organ Company and Polymedica Corporation.

         General Ronald A. Fogleman, U.S.A.F. retired, has been a director of the Company since January 29, 1998. General Fogleman has been a member of the Audit Committee since February 3, 1998, and the Executive Committee since March 13, 1998. In September 1997, he retired from the Air Force with the rank of General. He served as Chief of Staff of the United States Air Force from 1994 until 1997 and as Commander-in-Chief of the United States Transportation Command from 1992 until 1994. General Fogleman currently serves on the Board of Directors of North American Airlines, a feeder airline for El Al; Southern Air, a private air transportation company; Rolls Royce of North America; International Airline Support Group, Inc. and World Airways.

         Maurice A. Parker has been a director of the Company since November 18, 1998, and has been a member of the Compensation Committee since January 22, 1999. From 1978 to January 1997, Mr. Parker served as a Federal Mediator for the National Mediation Board of the United States government. From 1997 to the present, Mr. Parker has worked as an independent arbitrator, mediator and consultant. In 1998, Mr. Parker obtained his Doctorate in Jurisprudence from South Texas College of Law.

         George Murnane III has served as a director of the Company since June 8, 1999, and has been a member of the Audit Committee since his election to the board. Mr. Murnane is the President of Barlow Management, Inc., general partner of Barlow Partners II, L.P. Mr. Murnane is currently the Executive Vice President and Chief Operating Officer and serves on the Board of Directors of International Airline Support Group, Inc., a leading redistributor of aftermarket commercial aircraft spare parts and lessor and trader of commercial aircraft and engines. From 1995 to 1996, Mr. Murnane served as Executive Vice President and Chief Operating Officer of Atlas Air, Inc., an air cargo company. From 1986 to 1995, he served in various positions with the New York investment-banking firm of Merrill Lynch & Co., including investment banker and most recently as a Director in the firm's Transportation Group.

         James Swigart has served as a director since January 29, 1998. Mr. Swigart served as Vice Chairman and a member of the Audit Committee until June 8, 1999. He has been a member of the Nominating Committee since April 27, 1998. Mr. Swigart is a minority shareholder of Barlow Management, Inc., the general partner of Barlow Partners II, L.P. Mr. Swigart is the former

President and Chief Executive of Virgin Express, S.A./N.V., a European airline. Mr. Swigart was appointed a member of the Board of Directors of Virgin Express Holdings, plc on May 22, 1998. From December 1995 to April 1998, Mr. Swigart served as the Chief Financial Officer of Virgin Express Holdings, plc. From April 1996 to April 1998, he served as Chief Financial Officer of Virgin Express, S.A./N.V. Mr. Swigart served as the Chief Financial Officer of Continental Express Airlines, Inc., from July 1994 to November 1995 and President and controlling shareholder of Hydralign, a manufacturing company for the paper and plastics industries, from September 1993 to July 1994. From 1986 until August 1993, Mr. Swigart served as the Senior Vice President of the Transportation Group at Lehman Brothers. Mr. Swigart previously served as a member of the Board of the Company from December 6, 1993 until August 10, 1994. Mr. Swigart is currently President and Chief Executive Officer of Europe by Air, Inc., a travel marketing and distribution company.

EXECUTIVE OFFICERS

         Biographical information regarding the Company's executive officers who are not also directors of the Company is set forth below.

         Michael J. Lotz, President and Chief Operating Officer, joined the Company in July 1998. In January 1999, Mr. Lotz became Chief Operating Officer. In August 1999, Mr. Lotz became the Company's Chief Financial Officer and in January 2000 returned to the position of Chief Operating Officer. On June 22, 2000, Mr. Lotz was appointed President of the Company. Prior to joining the Company, Mr. Lotz served as Chief Operating Officer of Virgin Express, S.A./N.V., a position he held from October 1996 to June 1998. Previously, Mr. Lotz was employed by Continental Airlines, Inc., most recently as Vice President of Airport Operations, Properties and Facilities at Continental Express.

         Robert B. Stone joined the Company in January 2000, as Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Stone was employed by the Boeing Company for more than 20 years, most recently as Vice President, Financial Planning and Analysis. Mr. Stone obtained his MBA from Pacific Lutheran University and his Bachelor of Arts in Business Administration at the University of Washington.

         Brian S. Gillman joined the Company in February 2001 as Vice President, General Counsel, and Secretary. From July 1996 to February 2001, he served as Vice President, General Counsel and Secretary of Vanguard Airlines, Inc. in Kansas City, Missouri. From September 1994 to July 1996, Mr. Gillman was a corporate associate in the law firm of Stinson, Mag & Fizzell, P.C., Kansas City, Missouri. Mr. Gillman received his Juris Doctorate and B.B.A. in Accounting from the University of Iowa in 1994 and 1991, respectively.

         Jeff P. Poeschl, Vice President of Finance, joined the Company in December 2000. He was employed by Deloitte & Touche in Milwaukee, Wisconsin since 1988, most recently as Senior Manager.

         William P. Kostel, Vice President of Planning, joined the Company in February 1999. Prior to joining the Company, Mr. Kostel was employed for nine years by American Airlines, where his last position was Director of Fleet Planning at American Eagle. Mr. Kostel obtained his

MBA from Texas Christian University and his Bachelor of Science in Engineering from Iowa State University.

         Michael Ferverda, Senior Vice President of Flight Operations, joined the Company in September 1990. Mr. Ferverda has served the Company in several capacities including pilot, Flight Instructor/Check Airman, Assistant Chief Pilot, FAA Designated Examiner, FAA Director of Operations and Divisional Vice President. Mr. Ferverda was a pilot with Eastern Airlines from 1973 to 1989. Prior to joining Eastern Airlines, Mr. Ferverda served as an Aviator in the United States Navy. Mr. Ferverda is a graduate of Indiana University.

BOARD AND COMMITTEE MEETINGS

         During the 2000 fiscal year, there were six meetings of the Board of Directors. No director attended less than 75% of the Board meetings while serving as such director, except Mr. Braly who attended 67% of the meetings, or less than 75% of all committee meetings on which he served as a committee member.

         The audit, executive, nominating and compensation committees are the standing committees of the Board of Directors.

         Jack Braly, Ronald R. Fogleman, Paul R. Madden and Peter Murnane served on the Audit Committee in fiscal 2000. The principal functions of the audit committee include the review of the annual financial statements, reports and recommendations regarding the adequacy of internal accounting controls made by the independent auditors and such other matters with respect to the accounting, auditing and financial reporting procedures as it may deem appropriate or as may be brought to its attention. The audit committee held nine meetings during fiscal 2000.

         The executive committee met ten times in fiscal 2000. Members of the executive committee consisted of Paul R. Madden, Herbert A. Denton, Jonathan G. Ornstein and Ronald A. Fogleman during such period. The current members of the executive committee are Herbert A. Denton, Jonathan G. Ornstein and Ronald A. Fogleman. The executive committee's function is to provide general oversight of the Company and to perform such other functions as are delegated to it from time to time by the Board.

         The nominating committee met once in fiscal 2000. For fiscal 2000, the Board elected Daniel J. Altobello and James E. Swigart to serve as members of the nominating committee. Maurice Parker has recently been added to the nominating committee. The nominating committee is responsible for the nominations of persons to serve as directors and corporate officers of the Company. The nominating committee will consider, but is not required to approve, nominations for directors by shareholders for all annual meetings to be held after July 31, 1998, provided a written recommendation is received by the Company no later than the date shareholder proposals must be submitted for consideration.

         The compensation committee is comprised of Daniel J. Altobello and Maurice A. Parker. The Compensation Committee held two meetings during the 2000 fiscal year. The Compensation Committee makes recommendations concerning officer compensation, employee benefit programs and retirement plans.

         All current committee members are expected to be nominated for re-election at a Board meeting to be held following the Annual Meeting.

COMPENSATION OF DIRECTORS

         Directors who are full-time employees of the Company receive no additional compensation for serving as directors. Each non-employee director receives a salary of $10,000 per year, along with the payment of $1,000 per meeting attended in person; $500 per committee meeting attended in person; $500 for each telephone Board meeting attended and reimbursement of all expenses associated with attending committee or Board meetings.

         In addition, under the Company's Outside Director's Stock Option Plan, each non-employee director receives an annual grant of options to purchase 3,000 shares of Common Stock, plus the number of options to purchase Common Stock equivalent to a cash value of $13,000 as calculated pursuant to the Black-Scholes valuation method (collectively, the "Formula Amount"), at a risk-free rate of a ten-year zero coupon bond effective as of April 1, 1998. Each non-employee Director receives an additional Formula Amount on each April 1st thereafter. If there are an insufficient number of options, a pro-rata amount of the options available under the Plan are granted to each non-employee director. Upon being appointed a non-employee director after April 1, 1998, such director is granted a pro-rata portion of the Formula Amount and receives options pursuant to the plan on each succeeding April 1st. The amount of Pro Rata Options granted to each new outside director is calculated by dividing the number of days prior to April 1st by the number of days in the calendar year and multiplying the quotient by the Formula Amount. A non-employee director serving as Chairman of the Board of Directors also receives an annual option grant to purchase the number of shares of Common Stock equal to $10,000 calculated pursuant to the Black-Scholes valuation method on each April 1st.

         Each outside director, and certain family members of such director, receives free travel on Mesa Air and free or reduced-fare travel on certain air carriers at no cost to the Company. The Company believes that the directors' use of free air travel is "de minimis" and did not maintain any records of outside directors' travel during 2000.

COMPENSATION COMMITTEE INTERLOCKS

         During the 2000 fiscal year, the Compensation Committee consisted of Daniel J. Altobello, James E. Swigart and Maurice A. Parker. During such period, Mr. Swigart served as Chief Executive Officer of Europe by Air. Mr. Ornstein, the Chairman of the Company's Board and its Chief Executive Officer, served as Chairman of Europe by Air. None of the members of the committee held any executive officer position or other employment with the Company prior to or during such service.

               REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee is responsible for, among other things, reviewing and discussing the audited financial statements with management, discussing with the Company's auditors information relating to the auditors' judgments about the quality of the Company's accounting principles, recommending to the Board of Directors that the Company include the audited financials in its Annual Report on Form 10-K and overseeing compliance with the Securities and

Exchange Commission requirements for disclosure of auditors' services and activities. At the recommendation of the Audit Committee, the Board of Directors approved a charter for the Audit Committee on May 25, 2000. A copy of such charter is included in this proxy material as Appendix A.

REVIEW OF AUDITED FINANCIAL STATEMENTS

         The Audit Committee has reviewed the Company's financial statements for the fiscal year ended September 30, 2000, as audited by Deloitte & Touche, the Company's independent auditors, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standard 61 regarding the codification of statements on auditing standards. Furthermore, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by the Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche its independence.

         The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, or in determining auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

RECOMMENDATION

         Based upon the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2000, be filed with the Company's annual report on Form 10-K.

MEMBERSHIP

         The Audit Committee consists of Messrs. Fogleman, Denton, Parker and Murnane.

         Mr. Murnane was appointed to the Audit Committee pursuant to the exception contained in NASDAQ Stock Market Rule 4350(d)(2)(B) relating to exceptional circumstances for appointing certain persons to a corporation's Audit Committee who might not otherwise meet the independence requirements of NASDAQ. Mr. Murnane has extensive experience as a public company chief financial officer, significant experience as an investment banker in the field of transportation and further general management experience in the aviation industry. For this reason, the Board has determined that it is in the best interest of the Company and its shareholders to have Mr. Murnane serve on the Audit Committee.

AUDIT FEES

         The aggregate fees billed for professional services rendered for the audit of the Company's financial statements for the fiscal year ended September 30, 2000, and the review of the Company's financial statements included in its Forms 10-Q for such fiscal year were $663,500.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         There were no fees billed for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by Deloitte & Touche for the fiscal year ended September 30, 2000.

ALL OTHER FEES

         The Company also paid fees to Deloitte & Touche totaling $106,500 for non-audit services rendered to the Company, such as tax consulting. The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 15, 2001, by
(i) each director of the Company, (ii) each of the Company's executive officers,
(iii), each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding Common Stock and (iv) all directors and executive officers as a group.

         The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission (the "Commission"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of February 15, 2001, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table and the address of the listed beneficial owner is that of the Company. In certain instances, the number of shares listed includes, in addition to shares owned directly, shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest. The table that follows is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the Commission.

                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

            NAME AND ADDRESS OF                                          OPTIONS/
              BENEFICIAL OWNER                      SHARES              WARRANTS(1)       TOTAL(1)        PERCENT(1)
              ----------------                      ------              -----------       --------        ----------
Jonathan G. Ornstein(2)...................         2,293,223             1,113,000       3,406,223          10.67
James E. Swigart(3).......................         2,209,965                46,365       2,256,330           7.07
Daniel J. Altobello.......................             1,000                30,830          31,830              *
Herbert A. Denton(4)......................            75,000                30,830         105,830              *
Ronald R. Foglemen........................               200                30,830          31,030              *
George Murnane III(5).....................         2,142,958                25,593       2,168,561              *
Maurice Parker............................            ---                   13,869          13,869              *
Michael J. Lotz...........................            ---                  200,000         200,000              *
Michael Ferverda..........................            ---                  105,467         105,467              *
William P. Kostel.........................            ---                   32,167          32,167              *
Robert B. Stone...........................            ---                   25,000          25,000              *
Barlow Partners II, LP(6).................         2,099,121                             2,099,121           6.57
  1954 Airport Road, Suite 200
  Atlanta, GA  30341
Wisconsin Investment Board................         3,290,000                             3,290,000          10.30
  P.O. Box 7842
  Madison, Wisconsin 53702
Franklin Advisors, Inc....................         2,723,700                             2,723,700           8.53
  777 Mariners Blvd
  San Mateo, CA 94404
Dimensional Fund Advisors, Inc............         2,307,979                             2,307,979           7.23
  1299 Ocean Ave., 11th Floor
  Santa Monica, CA 90401-1038
Wellington Management Company, LLP........
  75 State Street                                  3,326,100                             3,326,100          10.42
  Boston, MA 02109
All directors and officers as a group (17
individuals)..............................         2,524,254             1,679,751       4,204,005          13.17

---------------


(1) Includes options and warrants exercisable on February 15, 2001, or within 60 days thereafter. Holdings of less than 1% are indicated by "*".

(2) Includes 2,099,121 shares of Common Stock held by Barlow Partners, L.P., Barlow Partners II, L.P., Barlow Management, Inc. or any one of them individually or jointly. Mr. Ornstein is a limited partner in Barlow Partners, L.P. and Barlow Partners II, L.P., and is a shareholder of Barlow Management, Inc., which is the general partner of Barlow Partners II, L.P. Mr. Ornstein disclaims beneficial ownership of such shares to the extent exceeding his proportionate interest in such entities.

(3) Includes 2,099,121 shares of Common Stock held by Barlow Partners, L.P., Barlow Partners II, L.P., Barlow Management, Inc. or any one of them individually or jointly. Mr. Swigart is a limited partner in Barlow Partners, L.P. and Barlow Partners II, L.P., and is a shareholder of Barlow Management, Inc. Mr. Swigart disclaims beneficial ownership of such shares to the extent exceeding his proportionate interest in such entities.

(4) Includes shares of Common Stock held in the name of Providence Investors LLC and US Value Investment Company, PLC. As such, Mr. Denton claims beneficial ownership of the shares held by these entities to the extent of his proportional interest therein.

(5) Includes 2,099,121 shares of Common Stock held by Barlow Partners, L.P., Barlow Partners II, L.P., Barlow Management, Inc. or any one of them individually or jointly. Mr. Murnane is the general partner and a limited partner of Barlow Partners, L.P. and is President of Barlow Management, Inc. Mr. Murnane disclaims beneficial ownership of such shares to the extent exceeding his proportionate interest in such entities.

(6) Includes shares of Common Stock held by certain affiliated entities (including Barlow Partners, L.P. and/or Barlow Management, Inc.), as to which Barlow Partners II, L.P. disclaims beneficial ownership.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, as well as persons beneficially owning more than 10% of the Company's outstanding Common Stock, to file certain reports of ownership with the Commission within specified time periods. Such officers, directors and shareholders are also required by Commission's rules to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of such forms all requirements received by it, or written representations from certain reporting persons, the Company believes that between October 1, 1999 and September 30, 2000, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were met except filings reporting the grant of nonqualified stock options pursuant to the Outside Directors' Option Plan to each of Messrs. Altobello, Fogleman, Murnane, Parker, and Swigart in April, 2000 were late. In addition, filings reporting the grant of nonqualified stock options to each of Messrs. Lotz, Stone, Kostel, and Ferverda pursuant to the Restated and Amended Employee Stock Option Plan were late, as was a filing reporting a grant of nonqualified stock options pursuant to the Key Officer Option Plan to Mr. Ornstein.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain compensation paid or accrued by the Company during the fiscal years ended September 30, 2000, 1999 and 1998 to the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company whose total annual salary and bonuses exceeded $100,000 (the "Named Executive Officers").

                              SUMMARY COMPENSATION

                                                                                     OTHER ANNUAL
     NAME AND PRINCIPAL POSITION           YEAR       SALARY($)    BONUS ($)        COMPENSATION(1)        OPTIONS
     ---------------------------           ----       ---------    ---------        ---------------        -------
Jonathan G. Ornstein..................     2000        200,000        840,000            4,615              150,000
Chairman & CEO                             1999        200,000        --                 5,128              150,000
                                           1998        84,615         --                  --              1,013,000

Michael J. Lotz.......................     2000        119,231        225,000            5,250              150,000
President and Chief Operating              1999        122,654         90,054             385               300,000
Officer                                    1998        23,538         --                  --                 --

William P. Kostel.....................     2000        73,846          59,000            1,769                6,500
Vice President of Planning                 1999        41,731          47,000             --                 45,000

Michael Ferverda......................     2000        75,000          52,000            3,750                5,400
Senior Vice President of Flight            1999        75,000          25,500             --                 36,000
                                           1998        75,000            --               --                  --

Andre H. Merrett(2)...................     2000        78,462          36,500             --                  3,375
Vice President and General Counsel         1999         9,808          12,000             --                 45,000

Robert B. Stone.......................     2000        73,077          37,000             --                 75,000
Chief Financial Officer

---------------

(1) These amounts represent the Company's vested and non-vested contributions to the individual named executive officer's 401(k) plan account. Under the Company's 401(k) plan, employees may contribute up to 15% of their annual salary and bonus up to a specified maximum. The Company currently makes matching contributions equal to 50% of employees' contribution (including officers) with a cap of 10% of the employees' annual compensation. The Company's contributions to the 401(k) plans for the fiscal year ended September 30, 2000 were $1.0 million.

(2)      Mr. Merrett resigned in January, 2001.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

         The following table sets forth for each Named Executive Officer information concerning individual grants of stock options during the 2000 fiscal year.

                                                                                                       POTENTIAL REALIZABLE VALUE
                                   NUMBER OF         PERCENT OF                                        AT ASSUMED ANNUAL RATES OF
                                  SECURITIES      OPTIONS GRANTED      EXERCISE                         STOCK PRICE APPRECIATION
                                  UNDERLYING      TO EMPLOYEES IN       PRICE                               FOR OPTION TERM
            NAME                   OPTIONS          FISCAL YEAR       ($1/SHARE)    EXPIRATION DATE         5%(3)    10% (3)
            ----                   -------          -----------       ----------    ---------------         ----------------
Jonathan G. Ornstein(1).....       150,000             20.9%            6.25            4/1/2010       $336,948      $1,093,560

Michael J. Lotz(2)..........       150,000             20.9%            5.25           6/22/2010        532,856      $1,291,918

Michael Ferverda(2).........        5,400                --             5.625          1/26/2010        $16,943        $41,844

                                                                                                       POTENTIAL REALIZABLE VALUE
                                   NUMBER OF         PERCENT OF                                        AT ASSUMED ANNUAL RATES OF
                                  SECURITIES      OPTIONS GRANTED      EXERCISE                         STOCK PRICE APPRECIATION
                                  UNDERLYING      TO EMPLOYEES IN       PRICE                               FOR OPTION TERM
            NAME                   OPTIONS          FISCAL YEAR       ($1/SHARE)    EXPIRATION DATE         5%(3)    10% (3)
            ----                   -------          -----------       ----------    ---------------         ----------------
William P. Kostel(2)........        6,500                --             5.625          1/26/2010        $20,394        $50,368

Andre H. Merrett(2).........        3,375                --             5.625          1/26/2010        $10,589        $26,152

Robert B. Stone(2)..........        75,000             10.5%            4.875           1/3/2010       $208,669       $518,053

---------------

(1) Mr. Ornstein's options were granted under the Company's 1998 Key Officer Stock Option Plan and are exercisable in annual 1/3 increments.

(2) Messrs. Lotz, Ferverda, Kostel, Stone and Merrett were each granted options under the Company's 1st Amendment to the Restated & Amended Mesa Airline Stock Option Plan. The shares issued under the Mesa Airline Stock Option Plan vest in annual 1/3 increments beginning one year after the date of the grant.

(3) Potential realizable values shown above represent the potential gains based upon annual compound stock price appreciation of 5% and 10% from September 30, 2000 through the full option term. The actual value realized, if any, on stock option exercises will be dependent upon overall market conditions and the future performance of the Company and its Common Stock. There is no assurance that the actual value realized will approximate the amounts reflected in this table.

                                OPTION EXERCISES

         The following table sets forth the number of shares covered by both exercisable and unexercisable stock options as of the fiscal year ended September 30, 2000, together with the values for "in-the-money" options which represent the positive spread between the exercise price of any such outstanding stock and the fiscal year end price of the Company's Common Stock.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                                     VALUE OF UNEXERCISED
                                                                                                           IN-THE-
                                                                        NUMBER OF UNEXERCISED          MONEY OPTIONS AT
                                  SHARES ACQUIRED                      OPTIONS AT SEPTEMBER 30,       SEPTEMBER 30, 2000
                                        ON           VALUE REALIZED       2000 EXERCISABLE/              EXERCISABLE/
             NAME                  EXERCISE (#)           ($)               UNEXERCISABLE              UNEXERCISABLE(1)
             ----                  ------------           ---               -------------              ----------------
Jonathan G. Ornstein...........          0                 0                   1,113,000/200,000            $0/$0
Michael J. Lotz................          0                 0                     100,000/350,000          $0/$32,850
Robert B. Stone................          0                 0                            0/75,000          $0/$44,550
William P. Kostel..............          0                 0                       15,000/36,500            $0/$0
Michael Ferverda...............          0                 0                       98,667/29,400        $5,628/$11,256
Andre H. Merrett...............          0                 0                       15,000/33,375            $0/$0

---------------

(1) Based on the closing price of the Company's Common Stock on September 30, 2000 of $5.469 per share, as reported by the NASDAQ National Market.

AMENDMENT OR REPRICING OF OPTIONS

         During the 2000 fiscal year, the Company did not amend or reprice any of its stock options held by executive officers of the Company.

EMPLOYMENT CONTRACTS

         The Chief Executive Officer, Chief Financial Officer, President, Chief Operating Officer and Vice President of Planning have each entered into Employment Agreements (each an "Agreement") with the Company.

         On May 1, 1998, Jonathan G. Ornstein and the Company entered into an Agreement for a term of three years ending March 13, 2001, subject to automatic renewal unless either party gives written notice of its intent to terminate. The Agreement was amended on March 22, 2000. Under the Agreement, as amended, Mr. Ornstein receives a combination of a minimum base salary of $200,000 per year plus a bonus based on positive growth in earnings per share. Specifically, Mr. Ornstein's Agreement provides for a "Minimum Bonus" of $52,500 if the Company achieves any positive growth in earnings per share, a "Threshold Bonus" of $105,000 for growth between 7% and 12.9%, a "Target Bonus" of $210,000 for growth between 13% and 17.9% and a "Maximum Bonus" of $420,000 for growth of 18% or better. Additionally, the board of directors may approve discretionary bonuses.

         Further, Mr. Ornstein's Agreement provides for an initial grant of 1,000,000 stock options vesting in one-third increments commencing on the date of grant and the remainder over a two-year period, and additional annual option grants of 150,000 shares throughout the term of the Agreement, subject to shareholder approval. The Agreement provides that upon permanent disability, as defined therein, Mr. Ornstein will receive his base salary plus an amount equal to the Minimum Bonus plus any monthly payments under any policy of disability income insurance paid for by the Company. The Company will pay such permanent disability payments for the remaining term of the Agreement, but in no case will the period exceed 24 months.

         Mr. Ornstein may terminate the Agreement at any time, upon written notice, within one year following the occurrence of an event constituting "Good Reason." "Good Reason" is defined to mean the occurrence of the following circumstances without Mr. Ornstein's consent: (i) assignment to any duties substantially inconsistent with the duties or a reduction in the duties contemplated by the Agreement; (ii) removal of any titles bestowed under the Agreement; (iii) the Company's failure to include Mr. Ornstein as a nominee for the Board in its proxy or his failure to be reelected to the Board; (iv) any breach or failure of the Company to carry out the provisions of the Agreement after notice and an opportunity to cure; (v) a Change in Control (as defined below); or (vi) relocation of Mr. Ornstein, his office, facilities or personnel except if such relocation is to any future location of the Company's headquarters and such new location is in a metropolitan area with a population of over 1,000,000 people.

         A Change in Control is defined to include (i) a change in control reportable on Form 8-K or Schedule 14A of the Securities Exchange Act of 1934;
(ii) the acquisition, other than by an employee benefit plan, of twenty-five percent (25%) or more of the combined voting power of the Company's outstanding securities; (iii) failure of the Incumbent Directors (as defined in the Agreement) to constitute at least a majority of all directors of the Company;
(iv) the closing of a sale of all or substantially all the assets of the Company; (v) the Company's adoption of a plan of dissolution or liquidation; or
(vi) the shareholders of the Company approve a merger or consolidation involving the Company (A) in which the Company is not the surviving corporation or (B) if, immediately following such merger or consolidation, less than seventy-five percent (75%) of the surviving corporation's outstanding voting stock is held or anticipated to be held by persons who are stockholders of Company immediately prior to such merger or consolidation. Upon the termination by the Company without Good Cause (as defined) or termination by Mr. Ornstein for Good Reason (as defined), Mr. Ornstein will be entitled to a lump-sum severance payment equal to the sum of (1) the number of years (or fractions thereof) remaining in the then non-expired term or two, whichever is greater, multiplied by (a) Mr. Ornstein's base salary times the number of years, plus (b) the amount of cash equal to the Target Bonus or the minimum amount of any similar bonus then in effect, plus (c) any other cash or other bonus earned prior to the date of termination; and (2) any additional payments necessary to discharge certain tax liabilities as defined in the Agreement.

         Upon Mr. Ornstein's termination without Good Cause or upon Good Reason, any and all vesting or performance requirements affecting outstanding stock and other compensation under the Employee Stock Option Plan will be deemed fully satisfied and any risk of forfeiture with respect thereto will be deemed to have lapsed. In addition, and notwithstanding the terms of any stock option, stock incentive or similar plan maintained by the Company or any other agreement between the Company and Mr. Ornstein (including, without limitation, any stock option agreement), upon termination of the Executive's employment Without Good Cause or upon the exercise by Mr. Ornstein of his rights to terminate his employment for Good Reason (including without limitation upon or following a Change in Control), the Company shall make a lump sum cash payment to Mr. Ornstein as follows:

         (i) If Mr. Ornstein's employment is terminated by the Company Without Good Cause or by Mr. Ornstein for Good Reason, in each case, upon or following a Change in Control transaction in which the holders of the Company's Common Stock receive consideration for their shares (either in the form of cash or securities, property or a combination thereof), the cash payment shall be made on the closing date of the transaction constituting the Change in Control and shall equal the greater of (A) the aggregate Black Scholes value (as calculated by an independent major investment banking firm) as of such closing date of all options held by Mr. Ornstein to acquire shares of the Common Stock of the Company ("Company Options") and (B) the product of (i) the per share consideration (the value of which shall be determined by agreement between the Company and Mr. Ornstein) to be paid to a holder of a share of the Company's Common Stock minus the exercise price per share of each Company option held by Mr. Ornstein and (ii) the number of shares of Common Stock of the Company covered by each unexercised Company Option held by Mr. Ornstein; provided, however, that the total aggregate cash payment to be made to Mr. Ornstein pursuant to Section 7.5 of the Agreement shall not in any event be less than $4,500,000.

         (ii) If Mr. Ornstein's employment is terminated by the Company Without Good Cause or by Mr. Ornstein for Good Reason, in each case, in circumstances other than those set forth in subparagraph (i) above, the cash payment to Mr. Ornstein shall be made on the date of termination or the date of the event giving rise to Mr. Ornstein's right to terminate his employment (whichever is earlier) and shall equal the aggregate Black Scholes value as of such earlier date of all Company Options by Mr. Ornstein.

         If, under the Agreement, Mr. Ornstein is to receive any payment for termination for Good Reason, death or permanent disability payment, payment for termination without Good Cause or any payment as a result of a Change of Control of the Company Mr. Ornstein shall be entitled to receive the amounts sufficient to cover the excise tax, if any, imposed on such payments.

         Finally, if Mr. Ornstein's employment is terminated by the Company without Good Cause or by Mr. Ornstein for Good Reason, on the effective date of the termination, the Company has agreed to enter into a consulting agreement with Mr. Ornstein, the terms of which will provide for Mr. Ornstein's retention as a consultant for a period of 10 years from its effective date at the rate of $50,000 per year.

         Upon their appointment as Chief Operating Officer, Chief Financial Officer and Vice President of Planning, respectively, Messrs. Lotz, Stone and Kostel and the Company entered into employment agreements. Mr. Lotz's employment agreement was amended on March 22, 2000. Mr. Lotz's employment agreement, as amended, contains the same material provisions as Mr. Ornstein's except his cash and non-cash compensation is less than Mr. Ornstein's and his consulting agreement is $25,000 per year and his aggregate cash payment shall not be less than $1.5 million and the definition of Change in Control excludes provisions regarding being a director of the Company. Mr. Lotz's base salary is $150,000 with a Minimum Bonus of $22,500, a Threshold Bonus of $45,000, a Target Bonus of $90,000 and a Maximum Bonus of $180,000. Additionally, the board of directors may approve discretionary bonuses.

         Mr. Stone's and Mr. Kostel's employment agreements contain the same material provisions as Messrs. Ornstein's and Lotz's except, in the case of cash and non-cash compensation, Messrs. Stone and Kostel receive a base salary of $100,000 and $80,000, respectively, and are eligible to receive quarterly bonuses of varying minimum amounts ranging from at least 5% to at least 25% of their respective base salaries. Further, Mr. Stone's and Mr. Kostel's employment agreements differ from Mr. Ornstein's and Mr. Lotz's with respect to lump sum payments due to each of them upon termination by the Company Without Good Cause or by either of them for Good Reason and with respect to the retention of either of them as consultants thereafter.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The compensation committee consists of independent, outside directors and has the responsibility for allocation of cash compensation and options to senior executive officers of the Company. The compensation committee primarily administers the Company's cash compensation plans, employee stock option plans, and employee stock purchase plans. In those instances in which Rule 16b-3 of the Exchange Act requires grants or awards of stock options to be made by a "disinterested" committee, the compensation committee is solely responsible for the administration of such plans.

         The entire board regularly reviews the compensation committee decisions relating to executive compensation. The Board approved new levels of base compensation and related structured bonus plan and an Employee Stock Option Plan, on December 1, 1995 and the shareholders of the Company later approved it on April 8, 1996. The compensation plan and Stock Option Plan were based on an independent consultant's report on base pay and annual and long-term incentive compensation with respect to 21 positions from four large carriers and three regional or commuter airlines. In 1998, the compensation plan was terminated for all executives with the exception of Jonathan G. Ornstein. The employment contract of Mr. Ornstein provides for bonuses as described below. The compensation committee believes that the base salaries of current executives are below industry average and is therefore studying alternative compensation plans for the remainder of the executives. Pursuant to the employment contract of Mr. Ornstein, his salary has been capped. Bonuses are limited to prescribed percentages of base salary, based upon the percentage growth in earnings per share of the Company's. Growth in earnings per share is categorized at four levels. Minimum -- any growth in earnings per share during the prior fiscal year; Threshold -- 7.0% to 12.9% growth in earnings per share; Target -- 13.0% to 17.9% growth in earnings per share; and Maximum -- 18.0% or greater growth in earnings per share. Since salary and bonuses are capped, an integral part of the Plan is the issuance of stock options on an annualized basis to key employees under the Stock Option Plan.

         The Stock Option Plan provides for options to be issued to officers and key employees on an annualized basis, which vest at the rate of approximately one-third per year. The options have a 10-year term and are subject to standard option provisions such as are included in existing Company plans and include the requirement of continued employment and provisions to deal with termination of employment due to retirement, death or disability. Under the plan, options will be issued at the low selling price of Company Common Stock on the date of grant. The total number of options granted under the Stock Option Plan in fiscal 2000 was 365,826. The compensation committee believes that the issuance of stock options to officers and key employees related to the appreciation of the Company's Common Stock provides equitable incentives to increase the profitability of the Company.

                                   COMPENSATION COMMITTEE

                                   Daniel J. Altobello
                                   Maurice A. Parker

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In August 1998, CCAIR, Inc. ("CCAIR") entered into a letter agreement with Barlow Partners, L.P. ("Barlow") pursuant to which Barlow agreed to act as CCAIR's exclusive financial advisor with respect to possible business combinations involving CCAIR. Under the terms of that agreement, Barlow received a fee from CCAIR equal to two percent (2%) of the aggregate consideration paid by the Company upon the closing in June 1999 of the merger transaction ($1.1 million). Jonathan Ornstein, Chairman of the Board and Chief Executive Officer of the Company, and James E. Swigart, member of the Board of Directors of the Company, are partners in Barlow. George Murnane III, member of the CCAIR Board of Directors at the time of the merger, is also a partner in Barlow. Upon the completion of the merger, Mr. Murnane became a member of the Company's Board of Directors.

         On September 9, 1998, the Company entered into an agreement with International Airline Support Group ("IASG") whereby the Company would consign certain surplus airplane parts to IASG to sell on the open market. IASG in turn would submit proceeds to the Company less a market-based fee. During fiscal 2000, the Company paid IASG approximately $611,000 in commissions on sales of surplus aircraft parts. Additionally, the Company has leased an aircraft auxiliary power unit from IASG at a normal commercial monthly rate of $10,000 or $120,000 per year. In fiscal 1999, the Company paid IASG approximately $700,000 in commissions for selling surplus Westair inventory as well as $250,000 in fees in connection with the shut down of Westair and distribution and protection of certain of its assets. Mr. Murnane, a member of the Board of Directors of the Company, is a member of executive management and the Board of Directors of IASG.

         In February 1999, the Company entered into an agreement with Barlow whereby Barlow agreed to provide financial advisory services related to aircraft leases, mergers and acquisitions, and route profitability. Fees totaling $105,000 and $120,000 were paid to Barlow in fiscal 1999 and 2000, respectively. Under terms of the Barlow agreement, Barlow is required to repay these fees to the Company at such time as Barlow receives fees, if any, from leasing companies that it has arranged to participate in the Company's various aircraft financings. In fiscal 2000, Barlow repaid the Company the aggregate of $225,000 in connection with aircraft financings arranged by Barlow.

         In December 1999, the Company retained Providence Capital, Inc. to assist with its stock repurchase program. Through February 15, 2001, commissions totaling approximately $143,000 were paid to Providence Capital, Inc. Herbert Denton, a member of the Company's Board of Directors, is the President and Chief Executive Officer of Providence Capital, Inc.

         The Company provides administrative support, reservation services and office space to Europe by Air, Inc. During fiscal 2000, the Company billed Europe by Air approximately $78,000 for these services. Jonathan Ornstein, Chairman of the Board and Chief Executive Officer of the Company, and James Swigart, a member of the Company's Board of Directors, are Chairman of the Board, and Chief Executive Officer of Europe by Air, respectively.

         The Company will enter into future business arrangements with related parties only where such arrangements are approved by a majority of disinterested directors and are on terms at least as favorable as available from unaffiliated third parties.

                         COMPARISON OF STOCK PERFORMANCE

         Set forth below is a graph comparing the five-year cumulative shareholder return on the Company's Common Stock against the five-year cumulative total return on the CRSP Index for NASDAQ Stock Market, US Companies, and the CRSP Index for NASDAQ Stocks (SIC 4510-4519). The latter index composed of NASDAQ companies engaged in air transportation, and includes regional airlines whose stocks trade on NASDAQ for the periods indicated. The graph assumes an initial investment of $100.00 and reinvestment of dividends, if any.

[GRAPH]

Comparison of Stock Performance Graph


                                      Sep-95      Sep-96     Sep-97      Sep-98      Sep-99      Sep-00
                                      ------      ------     ------      ------      ------      ------
Mesa Air Group, Inc.                $ 100.00    $   89.60   $   63.20   $  49.10    $  60.10    $  53.70

NASDAQ Stock Market
(US Companies)                      $ 100.00    $  118.70    $ 162.90   $ 165.50    $ 270.40    $ 359.00

NASDAQ Stocks                       $ 100.00    $   89.50   $   99.90   $  88.40    $  88.90    $  44.50

                        AMENDMENT TO MESA AIR GROUP, INC.
                      OUTSIDE DIRECTORS' STOCK OPTION PLAN

                                (PROPOSAL NO. 2)

         At the Annual Meeting, the Company will seek shareholder approval of an amendment (the "Directors' Amendment") to the Directors' Option Plan to increase the number of shares authorized for issuance thereunder from 150,000 to 275,000. The Directors' Option Plan provides outside Directors with an incentive to invest in shares of the Company's Common Stock to increase the directors' personal interest in the success of the Company. The Company's Board of Directors has approved the Amendment to the Directors' Option Plan and has directed that the Amendment be submitted as a proposal for shareholder approval at the Annual Meeting.

CURRENT PLAN PROVISIONS

         The Directors' Option Plan authorizes grants of non-qualified stock options ("NQSOs") to independent directors of the Company. The Company currently has six (6) directors who qualify under the Directors' Option Plan.

         The Board of Directors believes that use of stock options authorized under the Directors' Option Plan is beneficial to the Company as a means of promoting the success and enhancing the value of the Company by linking the personal interests of its outside directors to those of its shareholders and by providing outside directors with an incentive for outstanding performance.

These incentives also provide the Company flexibility in its ability to attract and retain the services of outside directors upon whose judgment, interest and special effort the successful conduct of the Company's operation is largely dependent.

         The Directors' Option Plan may be administered by the Board of Directors or by any person or persons chosen by the majority of the Board.

         Options are automatically granted to all present and future directors of the Company who are not employees of the Company or of any subsidiary of the Company (each a "Qualified Director"). Each Qualified Director currently receives annual option grants to purchase 3,000 shares plus the number of options to purchase Common Stock equivalent to a cash value of $13,000 as calculated pursuant to the Black-Scholes valuation method at a risk-free rate of ten-year zero coupon bond effective as of April 1, 1998 (the "Formula Amount"). Any Qualified Director who is serving as Chairman of the Board of Directors receives, in addition to the Formula Amount, an annual grant of the number of options equal to a value of $10,000 calculated in accordance with the Black-Scholes method as specified above. The option price per share is not to be less than the fair market value of the underlying shares. Options granted to Qualified Directors vest and become exercisable six (6) months after their grant.

NON-QUALIFIED STOCK OPTIONS

         A NQSO is any stock option other than an incentive stock option ("ISO"). Such options are referred to as "non-qualified" because they do not meet the requirements of, and are not eligible for, the favorable tax treatment provided by Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         No taxable income is realized by an optionee upon the grant of a NQSO, nor is the Company entitled to a tax deduction by reason of such grant. Upon the exercise of a NQSO, the optionee realizes ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price and the Company is entitled to a corresponding tax deduction.

         Upon a subsequent sale or other disposition of Common Stock acquired through exercise of a NQSO, the optionee realizes a short-term or long-term capital gain or loss to the extent of any intervening appreciation or depreciation. Such a resale by the optionee has no tax consequence to the Company.

AMENDMENTS TO OPTION PLAN

         The Board of Directors has reviewed the options currently remaining in the option pool for the Directors' Option Plan and has determined that it is appropriate to increase the number of shares authorized for issuance under the Directors' Option Plan. As of February 15, 2001, option grants representing 136,951 shares were outstanding under the Directors' Option Plan. The Board believes that an increase in the number of authorized shares is necessary for the continued optimal use of the Directors' Option Plan to attract and retain Qualified Directors through the use of equity-based incentives aligned with the interests of the Company's shareholders. Therefore, the Board is proposing the Amendment to the Directors' Option Plan that would increase the number of shares authorized for issuance under the Directors' Option Plan from 150,000 to 275,000.

REQUIRED VOTE

         Approval of the Amendment to the Directors' Option Plan requires the affirmative vote of a majority of shares of Common Stock present at the Annual Meeting in person or by proxy. Abstentions are considered present for this proposal, so they will have the same effect as votes against the Amendment. Broker non-votes are not considered present for this proposal.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
                   VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE
           MESA AIR GROUP, INC. OUTSIDE DIRECTORS' STOCK OPTION PLAN.



                        AMENDMENT TO MESA AIR GROUP, INC.
                          KEY OFFICER STOCK OPTION PLAN

                                (PROPOSAL NO. 3)

         At the Annual Meeting, the Company will seek shareholder approval of an amendment (the "Key Officer Amendment") to the Key Officer Stock Option Plan to extend the period during which options may be granted under the plan until March 13, 2004 and to specifically authorize the reissuance of certain previously issued options, which have been terminated prior to exercise.

         The purpose of the Key Officer Stock Option Plan is to compensate key executives with stock options to induce their entry into employment agreements with salaries substantially below industry norm. The Company's Board of Directors has approved the Amendment to the Key Officer Stock Option Plan and has directed that the Key Officer Amendment be submitted as a proposal for shareholder approval at the Annual Meeting.

CURRENT PLAN PROVISIONS

         The Key Officer Option Plan currently authorizes grants of NQSOs to the Chief Executive Officer and the Chief Financial Officer (the "Key Officers") of the Company.

         The Board of Directors believes that use of stock options authorized under the Key Officer Option Plan is beneficial to the Company as a means of promoting the success and enhancing the value of the Company by linking the personal interests of its Key Officers to those of its shareholders and by providing Key Officers with an incentive for outstanding performance. These incentives also provide the Company flexibility in its ability to attract and retain the services of Key Officers upon whose judgment, interest and special effort the successful conduct of the Company's operations is largely dependent.

         The Key Officer Option Plan may be administered by the Board of Directors, by the Compensation Committee or by any person or persons chosen by the majority of the Board.

         Options granted annually vest one-third on the first anniversary after the grant date; one-third on the second anniversary after a grant date; and the remaining one-third vest on the third anniversary of the grant date. The option price per share shall not be less than the fair market value of the underlying shares on the grant date.

NON-QUALIFIED STOCK OPTIONS

         A NQSO is any stock option other than an ISO. Such options are referred to as "non-qualified" because they do not meet the requirements of, and are not eligible for the favorable tax treatment provided by Section 422 of the Code.

         No taxable income is realized by an optionee upon the grant of an NQSO, nor is the Company entitles to a tax deduction by reason of such grant. Upon the exercise of a NQSO, the optionee realizes ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price and the Company is entitled to a corresponding tax deduction.

         Upon a subsequent sale or other disposition of Common Stock acquired through exercise of a NQSO, the optionee realizes a short-term or long-term capital gain or loss to the extent of any intervening appreciation or depreciation. Such a resale by the optionee has no tax consequence to the Company.

AMENDMENTS TO OPTION PLAN

         The Board of Directors has reviewed the current Key Officer Option Plan and the number of options currently unissued in the Key Officer Option Plan as well as alterative possible actions regarding the Key Officer Option Plan. The Key Officer Option Plan expires on March 13, 2001. The Board of Directors is proposing an Amendment to the Key Officer Option Plan that would extend the duration of the Key Officer Option Plan until March 13, 2004 and authorize the granting of the remaining unused options to the Chief Executive Officer in two annual increments of 150,000 shares each.

REQUIRED VOTE

         Approval of the Amendment to the Key Officer Option Plan requires the affirmative vote of a majority of shares of Common Stock present at the Annual Meeting in person or by proxy. Abstentions are considered present for this proposal, so they will have the effect as votes against the Amendment. Broker non-votes are not considered present for this proposal.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENT TO
             THE MESA AIR GROUP, INC. KEY OFFICER STOCK OPTION PLAN.

                             ADOPT CUMULATIVE VOTING

                                (PROPOSAL NO. 4)

         One of the Company's shareholders has given notice of their intention to introduce the following proposal for consideration and action by the shareholders at the Annual Meeting. The proposed resolution and accompanying supporting statement have been provided by the shareholder/proponent. The affirmation vote of at least a majority of the Company's outstanding Common Stock on the Record Date is required for approval of the proposal.

         This shareholder proposal is submitted by Lee Greenwood, 510 S. Burnside Ave., No. 10K, Los Angeles, CA 90036.

         RESOLVED:

         ADOPT CUMULATIVE VOTING

         With cumulative voting shareholders have flexibility in casting their votes for directors. The number of votes a shareholder has is based on the number of shares owned, times the number of directors standing for election. With cumulative voting shareholders can cast multiple votes for directors they determine are qualified and independent and withhold votes from directors lacking those qualities.

         This resolution includes the requirement that, once adopted, any change regarding this topic be subject to shareholder vote as a separate resolution. This resolution applies to successor companies.

WHY ADOPT CUMULATIVE VOTING?

         1. Cumulative voting checks management from operating the company for management's own benefit. Cumulative voting provides additional corporate oversight without additional cost.

         2. Cumulative voting allows shareholders to cast all their votes for the most qualified director or directors. Shareholders can thus concentrate their votes on directors that are:

                  a.       Independent

                  b.       Free from conflicts-of-interest

                  c. Own substantial stock to encourage decisions in shareholders' best interest.

         3. It also encourages management to maximize share value by making it easier for a would-be acquirer to gain board representation.

CUMULATIVE VOTING IS ONE CORPORATE GOVERNANCE STEP FORWARD IN ENHANCING MESA AIR CORPORATE GOVERNANCE THAT NEEDS ADDITIONAL IMPROVEMENT:

         - Institutional Shareholder Services reported that 40% of Mesa's key audit committee had directors with links to the Company.

         - Mesa's key compensation and nominating committees each had one director with a link to the Company.

         - ISS recommended that these three key board committees have only independent directors without affiliations to the Company.

         The best boards continue to raise the bar, convinced that a stronger board can only help improve competitiveness.

                  Business Week         December 8, 1997 Cover Story

         We believe that Mesa has made progress. Also that the adoption of improved corporate governance practices will result in further progress and help the Company reach its full potential.

                             ADOPT CUMULATIVE VOTING
                                    YES ON 4

           RECOMMENDATION BY THE MESA AIR BOARD AGAINST THIS PROPOSAL

         The Mesa Air board does not recommend the adoption of this proposal. The Mesa Air board believes that cumulative voting would threaten to undermine effective board functioning in at least two respects. First, cumulative voting introduces the possibility of partisanship among board members that could impair their ability to work together, a requirement essential to the effective functioning of any board of directors. Second, it is the board's duty to represent all of the shareholders. To do so, each director must feel a responsibility toward all the shareholders, without any special loyalty to any one group. From this perspective, cumulative voting is undesirable since directors so elected might be principally concerned about representing and acting in the interest of special groups of shareholders rather than in the interests of all shareholders. At Mesa Air, a significant number of our shareholders are minority owners, although some shareholders have more extensive holdings than others. The board does not believe that some minority of shareholders should be advantaged (or disadvantaged) compared with all other shareholders.

         The possibility of factionalism that cumulative voting presents has led to a trend against its adoption. Many companies have eliminated cumulative voting over the years. Overall, its presence has declined. For example, the State of California, considered among the most protective of shareholder interests, amended its state laws to permit corporations to repeal cumulative voting in 1989. In supporting the change, the Committee on Corporations of the Business Law Section of the State Bar of California argued:

                  "While a healthy diversity of opinion and experience, as represented by independent directors, is desirable, factionalism is not appropriate in the board's essential executive function. The principal objective of a business enterprise should be profit and gain for its shareholders, not political accommodation of competing interests . . . Practical experience has shown that effective management of a corporation requires candor and consensus in the Boardroom, not rancor and contention."

         Beyond these arguments as to why the existing system should be left unchanged, the proponent's facts reflect data from a prior period and do not reflect the current makeup of the Audit and Compensation committees. Currently, three of the four members are independent. In accordance with NASDAQ Rule 4350(d)(2)(B), the current Audit Committee has one non-independent member, Mr. George Murnane, former Chief Financial Officer and current Executive Vice President and Chief Operating Officer of International Airline Support Group, a publicly traded aviation firm, as well as three fully independent members. Additionally, the compensation committee is composed entirely of independent members.

         In summary, the Board believes that no substantial reason is given, and the Board knows of none, why the present method of voting should not continue to work as successfully in the future as it has in the past.

                THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY
                 RECOMMENDS A VOTE "AGAINST" THE RECOMMENDATION
                           TO ADOPT CUMULATIVE VOTING.

                         CONFIDENTIAL SHAREHOLDER VOTING

                                (PROPOSAL NO. 5)

         One of the Company's shareholders has given notice of their intention to introduce the following proposal for consideration and action by the shareholders at the Annual Meeting. The proposed resolution and accompanying supporting statement have been provided by the shareholder/proponent. The affirmation vote of at least a majority of the Company's outstanding Common Stock on the Record Date is required for approval of the proposal.

         This shareholder proposal is submitted by Pauline Berberian, Saint Charles, IL for vote at the annual shareholder meeting.

         RESOLVED:

         CONFIDENTIAL SHAREHOLDER VOTING

         To increase shareholder value, Mesa Air shareholders recommend that the board adopt a bylaw requiring confidentiality for all proxies, ballots and voting tabulations that identify how shareholders vote. Also the inspectors of election are to be independent and not employees of the Company.

         The Investor Responsibility Research Center (IRRC) reported that confidential voting proposals won 52% shareholder approval at major companies in 2000. This proposal is to apply to each election in which a change in control is not an issue. Once enacted a change in this proposal topic requires a shareholder vote and this proposal applies to successor companies.

         SUPPORTING STATEMENT:

         The confidential ballot is fundamental to the American system. This protection ensures that voters are not subjected to:

         -        Actual

         -        Perceived or

         -        Potential coercive pressure.

         The Investor Responsibility Research Center surveyed 56 institutional investors and found that 75% said they consistently support confidential voting proposals. Mesa Air is 56% owned by institutional shareholders.

         Confidential voting enhances shareholder rights. By protecting the confidentiality of the ballot, shareholders are free to oppose management nominees and express positions without fear of retribution.

         THIS IS ESPECIALLY IMPORTANT FOR PROFESSIONAL MONEY MANAGERS WHOSE BUSINESS RELATIONSHIPS CAN BE JEOPARDIZED BY THEIR VOTING POSITIONS.

         Management's proxy solicitors have elaborate databases that can match street name account numbers with the identity of shareholders.

PREVENT MANAGEMENT CONTROL OF THE SHAREHOLDER BALLOT

         This proposal will prevent management from identifying shareholders and personally lobbying those shareholders who are not voting according to management's instructions.

WHAT INCENTIVE IS THERE FOR IMPROVED CORPORATE GOVERNANCE - HIGHLIGHTED BY CONFIDENTIAL VOTING?

         A recent survey by McKinsey & Co., international management consultant, shows that institutional investors are prepared to pay an 18% premium for good corporate governance.

                  Wall Street Journal        June 19, 2000

         The adoption of this one proposal to improve a significant management rule deserves particular attention because the Company has other important rules and practices that are not in the best interest of the Company - according to many institutional investors.

         - A 24% dilution of stock value through management stock options:

                           In June 1998 the Board of Directors adopted management stock options that will result in 24% stock dilution and less management accountability. New options included 1.3 million (1,300,000) shares for CEO Jonathan Ornstein. The 24% dilution is double the average dilution for an airline peer group.

         -        A quest for less accountability to shareholders:

                           The board also adopted an escape-clause that increased insurance protection for management and directors. Additionally, Mesa purchased a policy to insure its directors and officers up to $20 million per occurrence.

         Mesa Air needs to be more competitive at the highest level of the Company - where it will have the greatest impact to return the stock to the $24 previous high.

         Enhanced corporate governance practices result in better management and could enable the Company to more fully realize its potential.

                         CONFIDENTIAL SHAREHOLDER VOTING
                                    YES ON 5

           RECOMMENDATION BY THE MESA AIR BOARD AGAINST THIS PROPOSAL

         The Mesa Air Board does not recommend the adoption of this proposal. The Company's current practices ensure that the voting process does not result in any improper influence or coercion of shareholders. The Company believes that it has consistently conducted shareholder solicitations in a fair and equitable manner. The Mesa Air Board believes that the practices in place adequately address the concerns raised in this proposal.

         Confidentiality safeguards are already in place throughout the voting and tabulation process. The voting and tabulation process is conducted by a third party election inspectors. Votes are tabulated mechanically, except where a vote is withheld in which case it is tabulated by hand, and the Mesa Air Board has full confidence in the accuracy and impartiality of the results. Besides these precautions, however, shareholders have the additional option of registering their shares in the name of a bank, broker, or other nominee. These nominee holders do not reveal the names of the holders without their permission, thereby further protecting shareholders privacy and the confidentiality of their votes.

         In the event of a proxy contest other than a change in control or other contested matters, the Mesa Air Board believes that maintaining confidentiality under circumstances proposed above could place Mesa Air management at an unfair disadvantage, since those waging the contest would not be bound by the same policy.

         Beyond these reasons for voting against this proposal, it should be noted the proponent's argument regarding dilution from management stock options is based on the potential granting of all authorized options and not the current outstanding options, and further was based on data from a prior period which the Board believes is not reflective of today's Mesa. The calculation, which yields 24% dilution, utilizes 1998 outstanding shares, rather than current data. The Company is meaningfully different today. We have acquired CCAIR in the interim, and shares outstanding are substantially higher while resulting dilution is substantially lower as a result.

         The Mesa Air Board believes that its current practices protect the confidentiality of Shareholder votes and that a modification of the current practice is unwarranted.

                THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY
                 RECOMMENDS A VOTE "AGAINST" THE RECOMMENDATION
                          TO ADOPT CONFIDENTIAL VOTING.

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

                                (PROPOSAL NO. 6)

         Deloitte & Touche LLP has been selected as the Company's independent auditors for the current fiscal year, which ends September 30, 2001. Shareholder ratification of the selection of Deloitte & Touche as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche for shareholder ratification as a matter of good corporate practice. Deloitte & Touche has audited the Company's financial statements since 2000. Notwithstanding the selection, the Board, in its discretion, may direct appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders. A representative of Deloitte & Touche is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

         Ratification of the appointment of Deloitte & Touche as the Company's independent auditors for fiscal year 2001 will require the affirmative vote of the holders of at least a majority of the Company's outstanding Common Stock represented in person or by proxy at the Annual Meeting. All of the directors and executive officers of the Company have advised the Company that they will vote their shares of Common Stock "FOR" the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2001.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
                  VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF
               DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT
                         AUDITORS FOR FISCAL YEAR 2001.

ANNUAL REPORT

         The 2000 Annual Report of the Company, which was mailed to stockholders with this Proxy, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered part of these proxy soliciting materials.

         The Company will provide upon written request, without charge to each shareholder of record as of the Record Date, a copy of the Company's annual report on Form 10-K for the year ended September 30, 2000 as filed with the Commission. Any Exhibits listed in the Form 10-K also will be furnished upon request at the Company's expense. Any such request should be directed to the Company's Secretary at the Company's executive offices at 410 North 44th Street, Phoenix, Arizona 85008.

VOTING BY PROXY

         In order to ensure that your shares will be represented at the Annual Meeting, please sign and return the enclosed Proxy in the envelope provided for that purpose, whether or not you expect to attend. Any shareholder may, without affecting any vote previously taken, revoke a written proxy by giving notice of revocation to the Company in writing or by executing and delivering to the Company a later dated proxy.

SHAREHOLDER PROPOSALS FOR ACTION AT THE COMPANY'S NEXT ANNUAL MEETING

         A shareholder proposal for shareholder action at the next Annual Meeting of Shareholders to be held in 2002, must be received by the Company's Secretary at the Company's offices no later than November 6, 2001, in order to be included in the Company's proxy statement and form of proxy for that meeting. Such proposals should be addressed to the Corporate Secretary, Mesa Air Group, Inc., 410 North 44th Street, Phoenix, Arizona 85008. If a shareholder proposal is introduced at the 2002 Annual Meeting of Shareholders without any discussion of the proposal in the Company's proxy statement, and the shareholder does not notify the Company on or before January 21, 2002, as required by the Commission's Rule 14(a)-4(c)(1), of the intent to raise such proposal at the Annual Meeting of Shareholders, then proxies received by the Company for the 2002 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

                              By Order of the Board of Directors

                              Jonathan G. Ornstein, Chairman of the Board and Chief Executive Officer

                                   APPENDIX A

                              MESA AIR GROUP, INC.
                             AUDIT COMMITTEE CHARTER

         The role and responsibilities of the Audit Committee of the Board of Directors (the "Committee") of Mesa Air Group, Inc. (the "Company") are as follows:

ROLE

         The Committee's role is to act on behalf of the Company's Board of Directors (the "Board") and oversee all aspects of the Company's control, reporting and audit functions, except those specifically related to the responsibilities of another standing committee of the Board. The Committee's role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on Company processes for the management of business/financial risk and for compliance with significant applicable legal, ethical and regulatory requirements.

         The role also includes coordination with other Board committees and maintenance of strong, positive working relationships with management, external and internal auditors, counsel, and other Committee advisors.

MEMBERSHIP

         Committee membership shall consist of at least three independent, nonexecutive Board members. Committee members shall have (1) knowledge of the primary industries in which the Company operates, (2) the ability to read and understand fundamental financial statements, including a balance sheet, income statement, statement of cash flow and key performance indicators; and (3) the ability to understand key business and financial controls and related controls and control processes. One member, preferably the chairperson, should have the knowledge of financial reporting including applicable regulatory requirements, and accounting or related financial management expertise. The Committee shall have access to its own counsel and other advisors at the Committee's sole discretion.

         Committee appointments shall be nominated and approved annually by the full Board. The Committee members shall elect the Committee chairperson.

OPERATING ACTIVITIES

The Committee shall fulfill its responsibilities within the context of the following activities:

I.       CONTINUOUS ACTIVITIES - GENERAL

1. Provide an open avenue of communication between the independent auditor, Internal Audit and the Board of Directors.

2. Confirm and assure the independence of the independent auditor and the objectivity of the internal auditor.

3. Inquire of management, the independent auditor and the Director of Internal Audit about significant risks or exposures and ensure yearly audit plan addresses such risk.

4. Review with the independent auditor and the Director of Internal Audit the coordination of the audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

5. Consider and review with the Director of Internal Audit, and the independent auditor:

         (a) The adequacy of internal controls including computerized system controls and security.

         (b) Related findings and recommendations of the independent auditor and Internal Audit, together with management responses.

         (c) Significant findings during the year, including the status of Previous Audit recommendations.

         (d) Any difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information.

         (e) Any changes required in the planned scope of Internal Audit plan.

         (f)      The Internal Audit Department charter, budget and staffing.

6. Meet four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

7. Meet periodically with the independent auditor, the Director of Internal Audit and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

8. Report periodically to the Board of Directors on significant results of the foregoing activities.



II.      CONTINUOUS ACTIVITIES -- RE:  REPORTING SPECIFIC POLICIES

1. Advise financial management and the independent auditor that they are expected to provide a timely analysis of significant current financial reporting issues and practices.

2. Provide that financial management and the independent auditor discuss with the audit committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures used or proposed to be adopted by the institute and, particularly about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

3. Inquire as to the auditor's independent qualitative judgments about appropriateness, not just the acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by the Company.

4. Inquire as to the auditor's views about whether management choices of accounting principles are conservative, moderate or aggressive from the perspective of income, asset, and liability recognition, and whether those principles are common practices or are minorities practices.

5. Assure that the Auditor's reasoning is described in determining the appropriateness of changes in accounting principles and disclosure practices.



III.     SCHEDULED ACTIVITIES

1. Recommend the selection of the independent auditor for approval by the Board, approve compensation for the independent auditor, and review and approve the discharge of the independent auditor.

2. Consider, in consultation with the independent auditor and the Director of Internal Audit, the audit scope and plan of the independent auditor and internal auditors.

3. Review with management and the independent auditor the results of annual audits and related comments:

         (a) Any significant changes required in the independent auditor's audit plans

         (b) Any difficulties or disputes with management encountered during the course of the audit.

         (c) Other matters related to the conduct of the audit which are to be communicated to the Audit Committee under Generally Accepted Auditing Standards.

4. Review the results of the annual audits of member reimbursements, director and officers' expense accounts and management perquisites prepared by Internal Audit and the independent auditor respectively.

5. Arrange for the independent auditor to be available to the full Board at least annually to help provide a basis for the board to recommend the appointment of the auditor.

6. Assure that the auditor's reasoning is described in accepting or questioning significant estimates by management.

7.       Review and update the Committee's Charter annually.

IV.      WHEN NECESSARY ACTIVITIES

1. Review and concur in the appointment, replacement, reassignment or dismissal of the Director of Internal Audit.

2. Review and approve requests for any management consulting engagement to be performed by the Company's independent auditor and be advised of any other study undertaken at the request of management that is beyond the scope of the audit engagement letter.

3. Conduct or authorize investigations into any matters within the scope of the Committee's responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigations.

                              MESA AIR GROUP, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            OF MESA AIR GROUP, INC.
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

   The undersigned shareholder of Mesa Air Group, Inc., a Nevada corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated March 6, 2001, and hereby appoints Jonathan G. Ornstein or Brian S. Gillman and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of MESA AIR GROUP, INC. to be held at the Phoenix Airport Marriott, 1101 N. 44th Street, Phoenix, Arizona, on April 5, 2001 at 10:00 a.m., Mountain Standard Time, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

 1. ELECTION OF DIRECTORS

    [ ] FOR all nominees listed below (except as marked to the contrary below):
        Jonathan G. Ornstein, Daniel J. Altobello, Herbert A. Denton, Ronald R. Fogleman, Maurice A. Parker, George Murnane III, James E. Swigart

    [ ] WITHHOLD AUTHORITY to vote for all nominees listed above

 INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

 ----------------------------------------

 The undersigned agrees that the proxy holder is authorized to cumulate votes in the election of directors and to vote for less than all of the nominees.

 2. PROPOSAL TO AMEND THE COMPANY'S OUTSIDE DIRECTORS' STOCK OPTION PLAN.
          [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

 3. PROPOSAL TO AMEND THE COMPANY'S KEY OFFICER STOCK OPTION PLAN
          [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

 4. PROPOSAL TO ADOPT CUMULATIVE VOTING
          [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

         (Continued, and to be COMPLETED AND SIGNED, on the reverse side)

                          (Continued from other side)

 5. PROPOSAL TO ADOPT CONFIDENTIAL SHAREHOLDER VOTING
          [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

 6. RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS

   [ ] FOR the nominee listed above

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ABOVE, FOR PROPOSAL NOS. 2, 3 AND 6, AGAINST PROPOSAL NOS. 4 AND 5 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY COME BEFORE THE MEETING.
                                                Dated: ----------, 2001

                                                PLEASE SIGN EXACTLY AS YOUR NAME
                                                APPEARS ABOVE. WHEN SHARES ARE
                                                HELD IN COMMON OR IN JOINT
                                                TENANCY, BOTH SHOULD SIGN. WHEN
                                                SIGNING AS ATTORNEY, AS
                                                EXECUTOR, ADMINISTRATOR, TRUSTEE
                                                OR GUARDIAN, PLEASE GIVE FULL
                                                TITLE AS SUCH. IF A CORPORATION,
                                                SIGN IN FULL CORPORATE NAME BY
                                                PRESIDENT OR OTHER AUTHORIZED
                                                OFFICER. IF A PARTNERSHIP,
                                                PLEASE SIGN IN PARTNERSHIP NAME
                                                BY AN AUTHORIZED PERSON.

                                                SIGNATURES:

                                                ------------------------------

                                                ------------------------------

                                                ------------------------------

                                                Please return in the enclosed,
                                                postage-paid envelope.

                                                I Will -----   Will not -----
                                                attend the Meeting.